                                                                    EXHIBIT 23.4

                         CONSENT OF PIPER JAFFRAY INC.

     We hereby consent to the use of our name in the Proxy Statement-Prospectus of ENStar Inc. and North Star Universal, Inc. forming a part of the Registration Statement on Form S-4 of ENStar Inc. and to the inclusion of our opinion as Appendix II to such Proxy Statement-Prospectus.

     In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

PIPER JAFFRAY INC.
Minneapolis, Minnesota

March 18, 1996